Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT AGREEMENT dated this 15th day of June, 2010 between Titan Pharmaceuticals, Inc. (the “Company”) and Marc Rubin (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement dated May 16, 2009 (as amended by agreement dated February 17, 2010, the “Agreement”); and

WHEREAS, the compensation provision of the Agreement will expire by its terms on June 30, 2010 and the Company and Executive wish to amend the Agreement to provide for uninterrupted service by the Executive

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

1. Effective Date. The effective date of this Amendment Agreement (the “Effective Date”) is July 1, 2010.

2. Trigger Date. The term Trigger Date as used in the Agreement shall be changed to December 31, 2010.

3. Restricted Shares. In consideration of Executive’s agreement to extend the period during which he will not receive any cash compensation, on the Effective Date the Company shall issue to Executive 82,800 shares of restricted stock, which shares shall vest in six equal installments of 13,800 shares on the last day of each month between the Effective Date and the Trigger Date.

4. Miscellaneous. Except as expressly amended by this Amendment Agreement, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the day and year first above written.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Eurelio Cavalier
Name:	Eurelio Cavalier
Title:	Chairman of the Compensation Committee

EXECUTIVE

/s/ Marc Rubin
Name:	Marc Rubin